INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-58048, 33-89778, and 333-69949 of Global
Industries, Ltd. on Form S-8 and in Registration No. 333-86325 of Global Industries, Ltd. on Form S-3 of our report dated February 13, 2002, which expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, and the Company's change in its method of computing depreciation on its construction barges as discussed in Note 1, appearing in this Annual Report on form 10-K of Global Industries, Ltd. for the year ended December 31, 2001.

DELOITTE & TOUCHE  LLP

New Orleans, Louisiana
March 18, 2002